Exhibit 14.1

CODE OF ETHICS APPLICABLE TO OFFICERS AND SENIOR EXECUTIVES

OF JOWAY HEALTH INDUSTRIES GROUP INC. AND ITS SUBSIDIARIES

I.	General

Joway Health Industries Group Inc. and its subsidiaries (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of ethics. This Code of Ethics (the “Code”) contains general guidelines for conducting the business of the Company. The Company’s officers and its senior executives (collectively, the “Covered Officers”) play an important and elevated role in corporate governance at the Company. Each Covered Officer shall therefore comply with this Code. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, all Covered Officers adhere to these higher standards.

This Code is designed to deter wrongdoing and to promote:

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Avoidance of conflicts of interest, including internal disclosure of any material transaction or relationship that reasonably could be expected to give rise to such conflict;

Compliance with obligations under securities laws regarding “insider” trading;

Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

Compliance with applicable governmental laws, rules and regulations;

Prompt internal reporting of violations of the Code; and

Accountability for adherence to the Code.

II.	Honest and Ethical Conduct

Each Covered Officer shall act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Covered Officers are expected to act in accordance with the highest of standards, thereby setting an example for other officers and employees of the Company.

III.	Avoidance of Conflicts of Interest

Covered Officers shall be free from the influence of any conflicting interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties. They are expected to deal with suppliers, customers, contractors and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference to third parties based on personal considerations. In addition, the following guidelines should be followed:

(i) Covered officers should communicate any potential or actual conflict of interest (however immaterial) to the Board of Directors, so that an objective, third-party review can be made of the matter.

(ii) Covered Officers who render service with or without compensation to any Covered Officers who have, or have close relatives (i.e., parent, spouse, child or sibling) who have, a financial or other personal interest in any organization doing or seeking to do business with the Company, must clear this matter in writing with the chairman of the Board of Directors.

(iii) Any lease or rental of any kind of facilities or equipment to the Company, or to any other company or individual dealing with the Company as a contractor or supplier, by a Covered Officer (or a Covered Officer’s close relatives as defined above) must be disclosed in writing to the Chairman of the Board of Directors.

(iv) No Covered Officer shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company, except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

(v) No Covered Officer shall do business with a close relative (as defined above) on behalf of the Company, unless expressly authorized in writing by the Board of Directors after the relationship has been disclosed.

(vi) Prior notification to the Board is required before a Covered Officer accepts a position as an officer or director of a “for profit” corporation, or becomes a member of a business partnership or other entity that may compromise the Covered Officer’s service to the Company.

(vii) Covered Officer who seek elective or appointed public offices, as well as membership on public boards or commissions, may encounter situations that have the potential for conflict of interest. Covered Officers who serve in public bodies should disqualify themselves from actions that represent, or may appear to represent, a conflict of interest between their role as an employee of the Company and their role in the public body. Covered Officers who serve in these capacities shall notify the Chairman of the Board of Directors of their appointment or election when it occurs.

IV.	Compliance with Obligations under Securities Laws “Insider” Trading

Each Covered Officer shall act in strict compliance with all applicable insider trading rules and regulations. Covered Officers who come into possession of material non-public information concerning the Company’s shall safeguard the information and not intentionally or inadvertently communicate it to any person, including family members, friends, co-workers or others for whom such information is not necessary for the performance of his/her duties for the Company. All non-public information about the Company or about companies with which each Covered Officer do business is considered confidential. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Covered Officers shall exercise the utmost care when handling material inside information.

As insiders, Covered Officers shall comply with all reporting rules at the time of any trade in securities or derivatives of securities of the company. Covered Officers shall not buy or sell or enter into agreements to buy or sell any securities or derivatives of any securities of the company during black-out periods (beginning on the 15th day of the last month of each calendar quarter through the end of the second full trading day after the Company publicly release its earning.) To avoid any implication of insider trading on material information, any purchase or sale of securities undertaken by a Covered Officer during a time period outside the black-out periods must be approved in advance by the Insider Trading Compliance Officer (the CFO).

V.	Public Disclosures

Each Covered Officer shall act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company.

VI.	Compliance with Laws, Rules and Regulations

Each Covered Officer shall comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets or foreign currency exchange activities. Covered Officers are expected to understand and comply with all laws, rules and regulations that apply to their position at the Company. Such compliance shall be more than following the letter of the law; compliance with the spirit of the law shall be each Covered Officer’s goal. In connection with issues concerning such compliance, each Covered Officer may consult with appropriate legal counsel or other outside advisors (such as the Company’s independent outside auditors) on such questions as he or she deems appropriate.

VII.	Reporting of Violations of the Code; Protection against Retaliation

Each Covered Officer shall comply with the following guidelines, including promptly reporting any violations of this Code in accordance with the procedures set forth below:

(i) Each Covered Officer shall disclose to the Chairman of the Board of Directors any matter in which they are or may become involved, which in their opinion violates, may violate, or even appear to violate the intent of this Code.

(ii) All Covered Officers shall report violations of this Code by other Covered Officers of which they have knowledge to the Chairman of the Board of Directors.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any Covered Officer inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action up to and including termination of employment.

VIII.	Accountability for Adherence to the Code

The Company and its Board of Directors expect that each of the Covered Officers will comply with all of the terms of this Code. The Board of Directors shall determine what, if any, consequences should result from a violation of this Code by any Covered Officer. Such consequences may include a reduction in compensation, a reassignment of responsibilities, a loss of such Covered Officer’s current office or dismissal from the Company. In making its determination, the Board of Directors may take into account all relevant factors, including the type and severity of violation.

IX.	Amendments and Waivers of the Code

Amendments and Waivers of this Code shall be subjected to the following guidelines:

(i) An amendment of this Code may be made at any time by the Board of Directors of the Company.

(ii) A grant of a waiver of the provisions of this Code to any particular Covered Officer may only be made by the Board of Directors.

(iii) If a Covered Officer believes that application of this Code would be inappropriate or detrimental to the Company in a particular instance, a request for an exception may be made to the Chairman of the Board of Directors and disclosed to the full Board of Directors.

(iv) The Company shall make a public disclosure of any such amendment to, or waiver of, this Code within four business days on SEC Form 8-K. As an alternative, the Company may provide this information on the Company website within five business days of the date of amendment or waiver, provided that the Company shall have disclosed in its most recently filed annual report its Internet address and intention to provide the required disclosure in this manner. Any information so posted must remain on the Company website for an appropriate length of time.

Approved by:

	/s/	Date:
	Mr. Jinghe Zhang	May 11, 2012
Chairman

	/s/	Date:
	Ms. Socorro Quintero	May 11, 2012
Director

	/s/	Date:
	Mr. Shepherd G. Pryor IV	May 11, 2012
Director

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